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                                                                    EXHIBIT 14.1

                              M&T BANK CORPORATION
              CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS

         M&T Bank Corporation has a Code of Business Conduct and Ethics applicable to all employees of M&T Bank Corporation. The CEO, the CFO, the Controller and all other senior financial officers designated by the CFO from time to time, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with the law. In addition to the Code of Business Conduct and Ethics, the CEO and senior financial officers are subject to the following additional specific policies:

- The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of the Disclosure Committee any material information of which he or she may become aware that affects or could affect the disclosures made or contemplated by M&T Bank Corporation in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities as specified in M&T Bank Corporation's Financial Reporting and Disclosure, Controls and Procedures Policy.

- The CEO and each senior financial officer shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning significant deficiencies in the design or operation of internal controls which could adversely affect M&T Bank Corporation's ability to record, process, summarize and report financial data, or any fraud, whether or not material, that involves management or other employees who have a significant role in financial reporting, disclosures or internal controls.

- The CEO and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning any violation of the Company's Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in M&T Bank Corporation's financial reporting, disclosures or internal controls.

- The CEO and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to M&T Bank Corporation and the operation of its business, by M&T Bank Corporation or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

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-   The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the CEO and M&T Bank Corporation's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) or termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.